Exhibit 13(f)

Clifford J. Alexander
1601 K St NW
Washington DC 20006
D: 202.778.9068
F: 202.778.9100
M: 703-380-8500
clifford.alexander@klgates.com

April 5, 2023

Ms. Christina DiAngelo Fettig

U.S. Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Re:	Clough Global Equity Fund and Clough Global Opportunities Fund

Dear Ms. Fettig

I am furnishing this in connection with the SEC’s comments to the consents filed with the N-CSRs for the Clough Global Equity Fund and Clough Global Opportunities Fund (each a “Fund” and collectively, the “Funds”) for the period ending October 31, 2022.

Cohen & Company, Ltd (the “Auditor”) serves as auditor of each Fund. The Auditor filed its “Consent of Independent Registered Public Accounting Firm” (the “Consents”) with the SEC as part of each of the Funds’ October 31, 2022, N-CSR filing. The Consents incorporated the Funds’ December 30, 2021 audit reports into the registration statements filed with the SEC on October 20, 2021 (the “Registration Statements”).

After review, it has been determined that the references to the December 30, 2021 audit reports in the Fund’ Consents was in error. This will confirm that it was the intent of the Auditor to consent to the incorporation of the financial statements and financial highlights from each of the December 30, 2022 audit reports into the Funds’ Registration Statements.

Respectfully,

/s/ Clifford J. Alexander

Clifford J. Alexander